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                                   [SPECIMEN]

                                                                    EXHIBIT 4(f)

             [AMBAC FINANCIAL GUARANTY INSURANCE POLICY LETTERHEAD]


Obligor:                                                         Policy Number:


Obligations:                                                     Premium:



AMBAC ASSURANCE CORPORATION (AMBAC) A Wisconsin Stock Insurance Company in consideration of the payment of the premium and subject to the terms of this Policy, hereby agrees to pay to United States Trust Company of New York, as trustee, or its successor (the "Insurance Trustee"), for the benefit of the Obligees, that portion of the principal of and interest on the above-described obligations (the "Obligations") which shall become
Due for Payment but shall be unpaid by reason of Nonpayment by the Obligor.

Ambac will make such payments to the Insurance Trustee within one (1) business day following notification to Ambac of Nonpayment. Upon an Obligee's presentation and surrender to the Insurance Trustee of such unpaid Obligations or appurtenant coupons, uncanceled and in bearer form and free of any adverse claim, the Insurance Trustee will disburse to the Obligee the face amount of principal and interest which is then Due for Payment but is unpaid. Upon such disbursement, Ambac shall become the owner of the surrendered Obligations and coupons and shall be fully subrogated to all of the Obligee's rights to payment.

In cases where the Obligations are issuable only in a form whereby principal is payable to registered Obligees or their assigns, the Insurance Trustee shall disburse principal to an Obligee as aforesaid only upon presentation and surrender to the Insurance Trustee of the unpaid Obligation, uncanceled and free of any adverse claim, together with an instrument of assignment, in form satisfactory to the Insurance Trustee duly executed by the Obligee or such Obligee's duly authorized representative, so as to permit ownership of such Obligation to be registered in the name of Ambac or its nominee. In cases where the Obligations are issuable only in a form whereby interest is payable to registered Obligees or their assigns the Insurance Trustee shall disburse interest to an Obligee as aforesaid only upon presentation to the Insurance Trustee of proof that the claimant is the person entitled to the payment of interest on the Obligation and delivery to the Insurance Trustee of an instrument of assignment, in form satisfactory to the Insurance Trustee, duly executed by the claimant Obligee or such Obligee's duly authorized representative, transferring to Ambac all rights under such Obligation to receive the interest in respect of which the insurance disbursement was made. Ambac shall be subrogated to all of the Obligees' rights to payment on registered Obligations to the extent of the insurance disbursements so made.

In the event that a trustee or paying agent for the Obligations has notice that any payment of principal of or interest on an Obligation which has become Due for Payment and which is made to an Obligee by or on behalf of the Obligor has been deemed a preferential transfer and theretofore recovered from the Obligee pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such Obligee will be entitled to payment from Ambac to the extent of such recovery if sufficient funds are not otherwise available.

As used herein, the term "Obligee" means any person other than the Obligor who, at the time of Nonpayment, is the owner of an Obligation or of a coupon appertaining to an Obligation. As used herein, "Due for Payment", when referring to the principal of Obligations, is when the stated maturity date or mandatory redemption date for the application of a required sinking fund installment has been reached and does not refer to any earlier date on which payment is due by reason of call for redemption (other than by application of required sinking fund installments), acceleration or other advancement of maturity; and, when referring to interest on the Obligations, is when the stated date for payment of interest has been reached. As used herein, "Nonpayment" means the failure of the Obligor to have provided sufficient funds to the paying agent for payment in full of all principal of and interest on the Obligations which are Due for Payment.

This Policy is noncancelable. The premium on this Policy is not refundable for any reason, including payment of the Obligations prior to maturity. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Obligation, other than at the sole option of Ambac, nor against any risk other than Nonpayment.

In witness whereof, Ambac has caused this Policy to be affixed with a facsimile of its corporate seal and to be signed by its duly authorized officers in facsimile to become effective as its original seal and signatures and binding upon Ambac by virtue of the countersignature of its duly authorized representative.

P. Lassiter                        [SEAL]              Stephen D. Cooke

President                                              Secretary

Effective Date:                                        Authorized Representative

UNITED STATES TRUST COMPANY OF NEW YORK acknowledges   H. William Weber
that it has agreed to perform the duties of Insurance Authorized Officer Trustee under this Policy.

Form No.: 2B-0012 (7/97)